UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

June 27, 2007

Wynn Resorts, Limited

(Exact Name of Registrant as specified in Charter)

Nevada	000-50028	46-0484987
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(Address of principal executive offices) (Zip Code)

(702) 770-7555

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On June 27, 2007, Wynn Resorts (Macau) S.A. (“WRM”), an indirect subsidiary of the Registrant, amended its credit facilities, dated September 14, 2005 (as so amended, the “Amended Common Terms Agreement”), and entered into other related amendments and ancillary agreements with a syndicate of lenders led by Banc of America Securities Asia Limited, Deutsche Bank, AG, Hong Kong Branch and SG Americas Securities LLC, as Global Coordinating Lead Arrangers. The Amended Common Terms Agreement and related agreements take effect on June 29, 2007 and expand availability under WRM’s existing senior bank facility from US$764 million to US$1.550 billion, including a US$400 million equivalent fully funded Asian senior term loan facility, a US$150 million Asian fully funded senior term loan facility and a US$1 billion senior revolving credit facility. WRM also has the ability to upsize the total facilities by an additional US$50 million pursuant to the terms and provisions of the Amended Common Terms Agreement. All of the senior credit facilities described above are collectively referred to herein as the “senior secured credit facilities”.

WRM owns and operates Wynn Macau, a destination casino resort in the Macau Special Administrative Region of the People’s Republic of China that opened to the public on September 6, 2006. The original project opened on September 6, 2006, utilizes approximately 11 acres of a total site area of 16 acres of land and includes 600 hotel rooms and suites, approximately 110,000 square feet of casino gaming space, four restaurants, approximately 26,000 square feet of high-end retail space, a spa, a salon, and entertainment facilities. Wynn Macau intends to open approximately 25,000 square feet of additional gaming space in the third quarter of 2007. Further expansion areas will open subsequently. The expansion is being built on the remaining five acres of the Wynn Macau site and will be fully integrated with Wynn Macau. The total budget for the original project and the expansion is US$1.2 billion.

In November 2006, WRM announced the addition of a second fully-integrated resort hotel named “Wynn Diamond Suites” as a further expansion of Wynn Macau. The Wynn Diamond Suites will be fully integrated into Wynn Macau and is expected to have 400 suites and 40 floors, restaurants, additional retail space and additional VIP gaming space. WRM continues to work on a final budget, design and schedule for this new project.

Borrowings under the senior secured credit facilities will be used to complete the expansion of Wynn Macau and fund pre-opening expenses for the expansion, to finance the development of the Wynn Diamond Suites, make investments in other projects in and around Macau and for general corporate purposes.

As part of the amendment to the senior secured credit facilities, the Registrant’s remaining support obligations to WRM, including the obligation to provide up to US$42 million of contingent subordinating funding, have been eliminated. In addition, the US$30 million in contingent equity previously provided by the Registrant has been released to the Registrant.

The term loan facilities mature in September 2014, and the revolving credit facility matures in 2012. The principal amount of the term loans is required to be repaid in quarterly installments, commencing in September 2011. The term loans will bear interest at LIBOR or HIBOR plus a margin of 1.75%. Loans under the revolving credit facility will bear interest at LIBOR or HIBOR plus a margin of 1.75%. The Amended Common Terms Agreement also provides for reductions in the margin on the US$400 million equivalent fully funded Asian senior term loan and the US$1 billion senior revolving credit facility if WRM satisfies certain prescribed leverage ratio tests after the opening of the Wynn Diamond Suites.

Customary fees and expenses were paid by WRM in connection with the senior secured credit facilities.

Collateral for the senior secured credit facilities consists of substantially all of the assets of WRM. Certain subsidiaries of the Registrant that own interests in WRM, either directly or indirectly through other subsidiaries, have executed guarantees of the loans and pledged their interests in WRM (or such other subsidiaries, as the case may be) as additional security for repayment of the loans. Subject to the satisfaction of certain conditions, Registrant’s subsidiaries that have pledged their interests in WRM may grant a subsequent pledge of such interests that ranks behind the pledges made in favor of the lenders under the senior secured credit facilities.

The Amended Common Terms Agreement contains representations, warranties and covenants, including financial covenants and other affirmative and negative covenants, customary for a limited recourse project financing. The Amended Common Terms Agreement allows WRM to engage in other projects, which projects could include ownership of other properties and/or management of other gaming facilities for third parties. All cash generated by such projects is freely distributable by WRM and not subject to any liens under the senior secured credit facilities.

Subject to certain exceptions and in some cases to notice provisions and grace periods, events of default under the Amended Common Terms Agreement include, among other things: the failure to pay any principal, interest or other amount when due; breach of representations and warranties; noncompliance with covenants; default under other indebtedness or certain other material agreements; events of insolvency affecting WRM and certain other parties; certain prohibited transactions under ERISA; certain material judgments; impairment of security interests or loan documents; change of control; failure of the Registrant’s Chief Executive Officer, Stephen A. Wynn, Kazuo Okada and their related parties to own at least 20% of the voting stock of the Registrant (excluding shares of the Registrant’s common stock issued in future public offerings); failure of Mr. Wynn and his related parties to own at least 10% of the voting stock of the Registrant; if Mr. Wynn ceases to act as Chairman of the Board or Chief Executive Officer of the Registrant (other than as a result of death or disability or the failure of the Registrant’s board of directors to appoint him); certain situations in which the Registrant decreases its percentage ownership of WRM’s outstanding capital stock; failure of the Registrant to maintain the ability to direct the management of WRM; failure of certain indebtedness to remain validly subordinated; failure to comply with or maintain certain permits; any call or drawing under the bank guarantee issued by BNU to the Macau government in the amount of approximately US$87 million as required under the terms of WRM’s concession contract with the Macau government; failure to maintain certain insurance policies; certain adverse legal developments; any intervention by the Macau government under, or termination or dissolution or actions toward termination or dissolution under the concession agreement pursuant to which Wynn Macau is being built and will be operated; any action by the Macau government seeking unilateral dissolution of the concession agreement under enumerated circumstances; termination of the concession agreement; and the occurrence and continuation of any event causing a material adverse effect. Upon an event of default, the lenders are entitled to exercise certain remedies, including acceleration of the indebtedness under the senior term loan facilities.

WRM is required to make mandatory prepayments of indebtedness under the senior secured credit facilities with certain proceeds from equity issuances, asset sales, eminent domain proceeds, excess cash flow and insurance proceeds.

The lenders and agents under the senior secured credit facilities and certain of their affiliates have performed investment banking, commercial lending and advisory services for WRM, the Registrant, their subsidiaries and their respective affiliates, from time to time, for which they have received customary fees and expenses. These parties may, from time to time, engage in transactions with, and perform services for, WRM, the Registrant, their subsidiaries and their respective affiliates in the ordinary course of their business.

The foregoing description of the Amended Common Terms Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which will be filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 29, 2007		WYNN RESORTS, LIMITED

	By:	/s/ John Strzemp
John Strzemp Chief Financial Officer